U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549

                               FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   Commission File Number - 33-3362-D

                         KleenAir Systems, Inc.
(Exact Name of Small Business Issuer as Specified in Its Charter)

          Nevada                               87-0431043
(State or Other Jurisdiction of               (IRS Employer
 Incorporation or Organization)              Identification No.)

                28095 Padrino, Laguna Niguel, Ca.  92677
                (Address of Principal Executive Offices)

           1996 Consultant and Employee Stock Compensation Plan
                          (Full title of the Plan)

       Rite, Inc., 1905 south Eastern Ave., Las Vegas, NV,  89104
                 (Name and address of agent for service)

Telephone number of agent for service.     (714) 362-1862

CALCULATION OF REGISTRATION FEE
Title of securities to be registered - Common Stock
Amount to be registered - 500,000 shares
Proposed maximum offering price per share - $.65
(calculated in accordance with Rule 457(h)(1) using the average of the bid and asked prices for the common stock on October 15, 1996) Proposed maximum aggregate offering price - $375,000
Amount of registration fee - $130.00


                            PART II

Item 3.    Incorporation of Documents by Reference

    Registrant incorporates the following documents by reference in this Registration Statement:

    Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1995.

    Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

    All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold or unissued.

Item 4.    Description of Securities

General. The Company's authorized capitalization is 50,000,000 shares of Common Stock, Par Value $0.001, of which 5,162,363 were outstanding at September 30, 1996, and 10,000,000 Preferred non-voting par value $.001 of which there were 7,750,000 issued and outstanding shares at September 30, 1996.

Common Stock. Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common Stock.

Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and any obligations set forth in any series of Preferred Stock that may be issued and outstanding at the time of liquidation. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock. The Company has 10,000,000 shares of Preferred Stock authorized with 7,750,000 shares issued and outstanding at September 30, 1996. The Preferred Stock does not carry rights superior to those of the Common Stock and does not carry voting rights, as each series is defined by the Board of Directors pursuant to the by-laws of the Corporation.

Item 5.    Interest of Named Experts and Counsel
           None

Item 6.    Indemnification of Officers and Directors

    Registrant's Articles of Incorporation and Bylaws as well as the Nevada Corporate Law provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of the Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

Item 7.    Exemption from Registration Claimed
           None.

    No securities issued before the effective date of this Registration Statement will be reoffered or resold pursuant to this Registration Statement.

Item 8.    Exhibits

3.1    Articles of Incorporation of Registrant, as amended.(1)
3.2    Bylaws(1)
5. Opinion of Steve Fischer, Esq. regarding legality of shares being issued.(2)
10.    1996 Consultant and Employee Stock Compensation Plan.(2)
24.    Consent of Steve Fischer, Esq.  See Exhibit 5.(2)

----------
(1)  Incorporated by reference from Commission File No. 33-3362-D
(2)  Filed herewith
----------

Item 9.    Undertakings

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or election of a managing underwriter;

     provided however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other then the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 16 day of October, 1996.

SIGNATURE                                              TITLE

//Lester Berriman//        Chairman of the Board/
Lester Berriman                       Director of Engineering


//Lionel Simons            Chief Executive Officer/
Lionel Simons                         Principle Financial Officer
                                      President/Treasurer


[CAPTION]                            EXHIBIT INDEX


EXHIBIT    DESCRIPTION

5  Opinion of Steve Fischer

10  Consultant and Employee Stock Compensation Plan

24  Consent of Steve Fischer (See Exhibit 5)

                            EXHIBIT 10

        1996 CONSULTANT AND EMPLOYEE STOCK COMPENSATION PLAN
                         KLEENAIR SYSTEMS, INC.

I.Purpose of the Plan.

    The purpose of this Plan is to further the growth of KleenAir Systems, Inc. hereinafter referred to as the "Company", by allowing the Company to compensate officers, directors, consultants and certain other persons providing bona fide services to the Company other than those services provided in connection with the offer or sale of securities in a capital-raising transaction, through the award of the Company's Common Stock.

II.    Definitions.

    Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

    1. "Award" means any grant of Common Stock made under this Plan.
    2. "Board of Directors" means the Board of Directors of the Company.
    3. "Code" means the Internal Revenue Code of 1986, as amended.
    4. "Common Stock" means the common stock, par value $.001 per share, of the Company.
    5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.
    6. "Employee" means any person or entity that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of the Company or one or more of its Subsidiaries; a person or company engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm.
    7. "Subsidiary" means any corporation that is a subsidiary with regard to the Company as that term is defined in
          Section 424(f) of the Code.

III.    Effective Date of the Plan.

    The effective date of this Plan is October 24, 1996.

IV.    Administration of the Plan.

    The Board of Directors will be responsible for the administering of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V.    Stock Subject to the Plan.

    The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 500,000 shares. The Common Stock which is issued on grant of Awards may be authorized but unissued shares or shares which have been issued and reacquired by the Company. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted as such time as it deems advisable.

VI.    Persons Eligible to Receive Awards.

    Awards may be granted only to Employees as defined herein.

VII.    Grants of Awards.

    Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee will relate. No grant will be made if, in the judgement of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder or the services rendered by an Employee come without the meaning of Employee services as set forth in II (6) herein.

VIII.    Delivery of Stock Certificates.

    As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificate registered in that person's name, representing the number of share of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX.    Employment.

    Nothing in this Plan or in the grant of an Award shall confer upon any Employee the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Employee at any time for any reason whatsoever, with or without cause.

X.    Laws and Regulations.

    1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

    2.    This Plan is intended to meet the requirements of Rule
16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI.    Withholding of Taxes.

    If subject to withholding tax, the Company shall be authorized to withhold from an Employee's salary or other cash compensation such sums of money as are necessary to pay the Employee's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an Award and the Employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Employee (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

XII.    Reservation of Shares.

    The Company shall at all times keep reserved for issuance on grant of Awards under this Plan a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares the Company may be required to be issued on the grant of Awards under this Plan.

XIII.   Termination of the Plan.

    The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XIV.    Delivery of Plan.

    A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

XV.    Number of Participants

    The number of participants in the Plan shall be less than thirty five (35) with no more than twelve participants in any one year under this Plan.

//Lester Berriman//
Lester Berriman, Chairman

      //Lionel Simons//
Attest: Lionel Simons, President



                         EXHIBITS 5 and 24

            OPINION AND CONSENT OF STEVE FISCHER, ESQ.

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    You have requested my opinion as to the legality of the issuance by you (the "Corporation") of up to 500,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on ?, 1996.


    As your counsel, I have reviewed and examined:

1.   The Articles of Incorporation of the Corporation, as amended
     (the "Articles");

2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.   The minute book of the Corporation;

4. A copy of certain resolutions of the Board of Directors of the Corporation;

5.    The Registration Statement;

6.    The Consultant and Employee Stock Compensation Plan; and

7. Such other matters as we have deemed relevant in order to form our opinion.

    In giving my opinion, I have assumed without investigation the authenticity of any document or instrument submitted to me as an original, the conformity to the original of any document or instrument submitted to me as a copy, and the genuineness of all signatures on such originals or copies.

    Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

    My opinion is subject to the qualification that no opinion is expressed herein as to the application of any state securities or Blue Sky laws.

    This opinion is furnished by me as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without my prior written consent.
    Not withstanding the above, I consent to the use of my opinion in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

//Steve Fischer//
Steve Fischer, Esq.